Exhibit 5.2

November 30, 2012

Eaton Corporation plc

70 Sir John Rogerson’s Quay

Dublin 2

Ireland

Re:	Eaton Corporation plc, Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Eaton Corporation plc, a public limited liability company incorporated under the laws of Ireland (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to an aggregate of 769,179 of the Company’s ordinary shares, par value $0.01 per share (the “Ordinary Shares”), consisting of (i) 323,705 Ordinary Shares which may be issued under the Eaton Incentive Compensation Deferral Plan II, as amended and (ii) 445,474 Ordinary Shares which may be issued under the Eaton Corporation Deferred Incentive Compensation Plan II, as amended (together, the “Plans”).

We have examined (i) the Plans and the amendments thereto adopted through the date herof and (ii) such other documents, records and instruments as we have deemed appropriate for the purposes of the opinions set forth herein. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

EATON CORPORATION PLC	2	NOVEMBER 30, 2012

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Plans are each by their written terms employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that are intended to be unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.

2.	The written form of each of the Plans comply in all material respects with the requirements of ERISA employee benefit plans that are applicable to such plans that are unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.

No opinion is expressed herein as to whether (i) either of the Plans is being operated in a manner that exempts such plan from Parts 2, 3 and 4 of Title I of ERISA or (ii) the employees that the Company has deemed eligible to participate in the Plans would in either case constitute a select group of management or highly compensated employees.

We do not express any opinion herein concerning any law other than the federal law of the United States. We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP